Cumberland Pharmaceuticals and Pernix Therapeutics Enter Into
Exclusive Agreement to promote Omeclamox-Pak®

- New triple therapy product  for H. pylori
- Cumberland responsible for gastroenterologist promotion
- Pernix responsible for primary care promotion

Nashville, Tennessee, and THE WOODLANDS, Texas (Monday, October 28, 2013) - Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX) and Pernix Therapeutics, LLC (NYSE: PTX) today announced an agreement for the promotion of Omeclamox-Pak covering the United States.

Omeclamox-Pak® is a branded prescription product that combines omeprazole, amoxicillin and clarithromycin for the treatment of Helicobacter pylori (H. pylori) infection and duodenal ulcer disease. It is the first FDA approved triple combination medication to contain omeprazole as the proton pump inhibitor and is prescribed over a shortened treatment period of ten days.

Under the terms of the agreement, Cumberland will promote the product to gastroenterologists across the United States through its field sales force which also promotes its Kristalose brand. Pernix will promote the product through its specialty sales force focusing on select primary care physicians. The companies will cooperate in the marketing and other activities needed to support the commercialization of the brand.

“We have been searching for an FDA approved gastroenterology product that can be featured by our field sales force,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We have been very selective in the brands that we bring into our portfolio, and believe that Omeclamox-PAK is an excellent fit for our field sales organization. We look forward to featuring this important product to caregivers and their patients suffering from ulcers caused by h. pylori infections.”

Dr. Brian Fennerty, M.D. Professor of Medicine, Division of Gastroenterology at Oregon Health & Science University said, “Published studies show that a single ten-day regimen of twice-daily therapy with omeprazole, amoxicillin and clarithromycin eradicates 80 to 90 percent of H. pylori infections.”

“Gastroenterologists are the leading prescribers of h. pylori treatments and we are excited to partner with Cumberland to reach that key audience for the Omeclamox-pak brand,” said Cooper Collins, Chief Strategic Officer of Pernix Therapeutics. “We believe that together we should be able to build a great brand from the strong existing foundation that has been created by the Pernix sales team.”

VelocityHealth Securities acted as a financial advisor to Pernix Therapeutics for this transaction.